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                                                                   Exhibit 10.37


                             WANG LABORATORIES, INC.

                            (A Delaware Corporation)

                               AMENDMENT NO. 2 TO
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                  EMPLOYEES' STOCK INCENTIVE PLAN ("the Plan")
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         Pursuant to a vote of the Board of Directors of Wang Laboratories, Inc.
on September 25, 1996, the Plan has been amended as follows:

1. Article 2.5 "Committee" is amended and restated in its entirety as follows:

         "2.5 "Committee" means the Committee of the Board having responsibility for compensation matters or such other Committee as the Board shall designate If there is no Committee, then "Committee" means the Board, excluding any members determined by the Board."

2. Article 3.1 "Administration by the Committee" is amended and restated in its entirety as follows:

         "3.1 ADMINISTRATION BY THE COMMITTEE. This Plan shall be administered by the Committee. Unless otherwise required by law or rules it may establish, the Committee may act through written consent of all of its members, or vote of a majority comprised of at least two of its members, and may hold telephonic meetings where all participating members can hear each other. A majority comprised of at least two members shall constitute a quorum of the Committee.:

3. Article 4.1 "Eligible Employees" is amended and restated in its entirety as follows:

         "4.1 ELIGIBLE PARTICIPANTS. Awards may be granted only to Employees, or groups or classes thereof, selected or approved by the Committee in its sole and absolute discretion, and directors of and consultants to the Company, provided, however, that the class of individuals to whom an Incentive Option may be granted shall be limited to Employees. No person may be granted Awards for more than one million shares of Stock of the Company in any one year, and such limitation shall be interpreted in accordance with Section 162(m) of the Code."


4.       Article 4.4 "Non-Transferability of Awards" is deleted in its entirety.

5. Article 6.7 "Minimum Six Month Holding Period" is deleted in its entirety.

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6.       Article 9.1 "Amendment of Plan" is amended and restated in its entirety as follows:

         "9.1 AMENDMENT OF PLAN. "The Committee or the Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if (i) such approval is necessary to comply with any applicable tax or regulatory requirements, including any securities laws, stock exchange or stock market rules, or (ii) such amendment increases the number of shares of Common Stock available under the Plan pursuant to Article 4.3, other than such increases authorized under
Article 10.1. Amendments requiring stockholder approval shall become effective when adopted by the Board, but no Award granted after the date of such amendment shall be come exercisable or vested (to the extent that such amendment to the Plan was required to grant such Award to a particular Plan participant) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Award granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such Award to a particular Plan participant."